As filed with the Securities and Exchange Commission on April 14, 2003



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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                               APHTON CORPORATION
             (Exact name of registrant as specified in its charter)

   Delaware                                                     95-3640931
(State or other            80 S.W. Eighth Street              (I.R.S. Employer
jurisdiction of                 Suite 2160                Identification Number)
incorporation or            Miami, Florida 33130
organization                  (305) 374-7338

                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)
                           ---------------------------

                                 Philip C. Gevas
                 Chairman, President and Chief Executive Officer
                               Aphton Corporation
                        80 S.W. Eighth Street, Suite 2160
                              Miami, Florida 33130
                                 (305) 374-7338
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Jonathan E. Kahn, Esq.
                                White & Case LLP
                          1155 Avenue of the Americas
                            New York, New York 10036

                           ---------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF SECURITIES         AMOUNT TO       AGGREGATE PRICE     AGGREGATE OFFERING    REGISTRATION
          TO BE REGISTERED         BE REGISTERED       PER SHARE(2)            PRICE               FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(1)      150,000              $2.58               $387,000          $31.31
============================================================================================================

(1)  Issuable upon the exercise of the warrants.
(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended, based on the average high and low prices reported on the Nasdaq National Market on April 11, 2003.

     We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 14, 2003

                                   PROSPECTUS

                               APHTON CORPORATION

            150,000 Shares of Common Stock, Par Value $.001 per Share
               --------------------------------------------------

     The selling stockholder named on page 15 of this prospectus may offer for sale up to 150,000 shares of our common stock which may be issued as a result of the exercise of the warrants held by the selling stockholder. We will not receive any of the proceeds from the sale of the shares of our common stock.

     We have been advised by the selling stockholder that it may or may not sell all or a portion of the shares of our common stock from time to time on Nasdaq. It may also make private sales of the shares of our common stock to purchasers directly. Alternatively, it may from time to time offer the shares of our common stock through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions.

     Our common stock is listed on the Nasdaq National Market under the symbol "APHT." On April 11, 2003, the last reported sale price of our common stock reported on Nasdaq was $2.58.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 of this prospectus for a discussion of certain factors you should consider before you buy our common stock.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------

                 The date of this prospectus is April 14, 2003

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................................1

THE COMPANY....................................................................1

RISK FACTORS...................................................................4

FORWARD-LOOKING STATEMENTS....................................................14

USE OF PROCEEDS...............................................................15

THE SELLING STOCKHOLDER.......................................................15

PLAN OF DISTRIBUTION..........................................................16

LEGAL MATTERS.................................................................17

EXPERTS.......................................................................18

WHERE YOU CAN FIND MORE INFORMATION...........................................18

INCORPORATION OF DOCUMENTS BY REFERENCE.......................................18

                    --------------------------------

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, the selling stockholder may, from time to time, sell up to 150,000 shares of our common stock in one or more offerings. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. Statements included in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and you should refer to that agreement or document for a complete description of these matters. You should read both this prospectus and any prospectus supplement, together with the additional information described in this prospectus under the heading "Where You Can Find More Information."

                                   THE COMPANY

     Aphton Corporation ("we," "Aphton" or the "Company") is a biopharmaceutical company. We are engaged in research and development and conduct clinical trials for our products, both independently and with our corporate strategic partners. We apply our innovative active immunization technology-platform to develop products for neutralizing, and removing from circulation, hormones and other molecules that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. We also are developing a product to neutralize hormones to prevent pregnancy.

     Since 1997 we have had a strategic alliance with Pasteur Merieux Connaught, now Aventis Pasteur, for products that treat gastrointestinal cancers, in North America and Europe. Since 1998, we have had a strategic alliance with SmithKline Beecham, now GlaxoSmithKline, for products that treat reproductive system cancers and non-cancer diseases, worldwide.

     During our first five years, we developed the basis of our innovative active immunization (vaccine) technology and our monoclonal antibody technology and have continued developing them to date. In our second five years, we initiated the development of products based on those technology platforms, which we have continued to date. Since our inception, we have developed a patent estate to protect our technology platforms and our products after they are commercialized. During this period and since, together with our collaborating scientists, we have developed the scientific foundations and the scientific literature relating to the central role of gastrin and gastrin receptors in the onset, development, growth and spread of adenocarcinomas of the gastrointestinal system from the esophagus to the stomach, pancreas and liver and through the colon and rectum.

     After conducting toxicology testings and pre-clinical trials in animals, we initiated phase I safety and phase II dose-ranging/indications of efficacy clinical trials, with G17DT and GnRH pharmaccine. These trials demonstrated for the first time that a patient's immune system can be activated to target, neutralize and inhibit hormonal growth factors that fuel cancers and drive them to metastasize (spread). We recently reported successful results from a randomized, double-blind, phase III trial with G17DT as monotherapy for advanced pancreatic cancer and from a phase II gastric (stomach) cancer trial with G17DT in combination with the chemotherapeutics cisplatin and 5-FU.

     We achieved our developments, pre-clinical and clinical results with the expenditure of approximately $134 million in the twelve years since our initial public offering in 1991. We believe we can reduce our spending during the next twelve months by more than 60% to less than $16 million from the approximately $40 million during the twelve months of fiscal year 2002. We will pursue our primary objective of filing for approval to market G17DT for monotherapy for advanced pancreatic cancer patients in the European Union, Canada and Australia by September 2003. We currently have a strategic alliance with Aventis Pasteur, whereby Aventis will exclusively promote, advertise, market, distribute and sell our anti-gastrin vaccine (G17DT) in North America and Europe. We intend to license G17DT to third parties to treat human cancers in other markets worldwide, including Japan. We also intend to license worldwide our monoclonal antibody products to target gastrointestinal system cancers. For non-cancer therapies, we intend to license G17DT for the treatment of gastroesophageal reflux disease (GERD).

Clinical Trials

     We are currently completing the following clinical trials: a phase III trial conducted outside of the United States for pancreatic cancer with its anti-gastrin 17 immunogen (G17DT) as a monotherapy; a phase II clinical trial conducted in the United States and foreign countries, with G17DT in combination with the chemotherapeutics cisplatin and 5-FU for gastric cancer patients; and a phase II trial in Europe with GnRH pharmaccine for prostate cancer patients. We are conducting a second phase III trial that has also completed patient recruitment, conducted in the United States and foreign countries for pancreatic cancer with G17DT in combination with the chemotherapeutic gemcitabine. We have initiated but are not currently recruiting patients pending funding for a phase II trial in Europe with G17DT for gastroesophageal reflux disease (GERD), or "severe heart burn" patients. In addition, our Phase II clinical trial with respect to immuno-contraception has been initiated but is "on hold" pending further funding from the World Health Organization (WHO).

     We believe that the results of the randomized, double blind, phase III trial conducted in foreign countries with G17DT as a monotherapy for advanced pancreatic cancer patients are already sufficient for filing for marketing approval in the European Union, Canada and Australia. Therefore, we have begun the process of gathering and compiling the data and the preparation of the extensive regulatory documentation required for submission for marketing approval. This process can be expected to take approximately five months, but that cannot be stated with certainty. We expect that we will receive priority review of the filings. The time for review and the granting of marketing approval in each jurisdiction cannot, however, be predicted by us with certainty.

     In addition, we believe that the results of our phase II trial for gastric cancer patients treated with G17DT in combination with cisplatin and 5-FU can be described as "impressive." We plan to investigate the possibility of obtaining a conditional marketing approval for this therapy in a foreign jurisdiction based on these results, when the final data is compiled, analyzed and documented.

Financial Strategy

     We finance our operations through the sale of our equity securities, convertible debentures and licensing fees. These funds provide us with the resources to operate our business, attract and retain key personnel and scientific staff, fund our research and development program, pre-clinical testing and clinical trials, obtain the necessary regulatory approvals and develop our technology and products.

     We anticipate that our existing capital resources, which consist primarily of cash and short-term cash investments, including (1) the proceeds from the sale of convertible, redeemable, 5-year, interest-bearing notes and unregistered warrants to three institutional investors, including a substantial participation by two existing investors in Aphton, sold in two tranches, of which the first $15 million tranche closed on March 31, 2003 and the second $5 million tranche, the closing of which is subject to the fulfillment of certain conditions; (2) the gross proceeds of $1.48 million from the sale of our common stock on February 24, 2003 and gross proceeds of $18,750 from the concurrent sale of unregistered warrants to an institutional investor; and (3) proceeds of $3 million from the issuance on December 19, 2002 of a convertible, redeemable, 5-year, interest bearing note to Aventis Pharmaceuticals, Inc. and interest thereon, will enable us to maintain a range of operations into the first quarter of 2004. Our working capital and capital requirements depend on numerous factors, including the following:

     o the progress of our research and development program, preclinical testing and clinical trials;

     o    the timing and cost of obtaining regulatory approvals;

     o the levels of resources that we devote to product development, manufacturing and marketing capabilities;

     o    technological advances;

     o    competition; and

     o collaborative arrangements or strategic alliances with other drug companies, including the further development, manufacturing and marketing of certain of our products and our ability to obtain funds from such strategic alliances or from other sources.

     Many of these factors are beyond our control. In the event that we require additional funds, we may be required to sell additional securities, whether equity, convertible debt or otherwise. In addition, we may be required to obtain funds through arrangements with collaborative partners that may require us to negotiate agreements which may be less than favorable to us, if we are able to secure them at all. If we are unable to complete such transactions, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs.

                                  RISK FACTORS

     If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following factors, the information contained in this prospectus and the other information to which we have referred you. Additional risks and uncertainties not presently known to us or that we currently do not consider material also may impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     Our potential products are in various stages of product development. Some of our potential products are in research or in early development, and we have generated no revenues from product sales. Our most advanced potential product, an immunogen to treat pancreatic cancer, is in a phase III trial in the United States and Europe. Our other potential products to treat stomach cancer, colorectal cancer, gastroesophageal reflux disease (or GERD), chronic peptic ulcers, breast cancer, endometriosis and prostate cancer are mostly at phase II but some potential products are in even earlier phases of development. All of our potential products will require expensive and extensive, time consuming clinical testing, and some may require additional research and development, prior to commercial use. Accordingly, we cannot plan on deriving revenues from these products for a number of years, if at all. These potential products may not be developed successfully into immunogens that can be administered to humans or may not prove to be safe and effective in clinical trials or cost-effective to manufacture and administer. We may encounter problems in clinical trials that will cause us to delay or suspend a clinical trial. Also, our products that are currently under development may not be completed successfully or within an acceptable time period, if at all. Further, our products may not receive regulatory approval. Finally, if any of our products do receive required regulatory approval, we may not be capable of producing those products in commercial quantities or those products may not be accepted by the marketplace.

     We expect to continue  incurring  substantial  operating losses in the next several years. We have experienced significant operating losses since our inception in 1981 and expect to continue incurring substantial operating losses for at least the next several years. We expect losses to increase as a result of the expenses associated with clinical testing and research and development. As of December 31, 2003, we had an accumulated deficit of approximately $140.6 million. Our ability to achieve profitability depends upon our ability, alone or through relationships with third parties, to develop successfully our technology and products, to obtain required regulatory approvals and to manufacture, market and sell such products.

     We have never paid any dividends and do not expect to pay cash dividends before significant product revenues, if any, are realized, if then. In addition, there is a provision in the senior convertible notes we issued on March 31, 2003 that, for so long as such notes are outstanding, restricts us from paying any cash dividend or distribution on our common stock without the prior express written consent of the holders of such notes representing not less than two-thirds of the aggregate principal amount of the then outstanding notes.

     We have substantial capital requirements and we may not be able to obtain additional financing. Developing our technology and products will require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development. Our future capital requirements will depend on many other factors, including:

     o    continued   scientific   progress  in  the  research  and  development
          (clinical trials) of our products;

     o our ability to collaborate with others for the manufacture, marketing and sale of our products;

     o    the cost of regulatory approvals;

     o the cost of establishing, maintaining and enforcing intellectual property rights;

     o    competing technological and market developments; and

     o    changes in our existing research relationships.

     Although we intend to reduce our spending during the next twelve months by more than 60% to less than $16 million from the approximately $40 million spent during the 12 months of fiscal year 2002, it is possible that our rate of expenditure may further increase if we pursue pre-clinical studies or clinical trials for our other products at a faster rate than we currently anticipate. We believe that our current capital resources, which consist primarily of cash and cash equivalents, should be sufficient, barring unforeseen circumstances, to fund our operating expenses and capital requirements as currently planned into the first quarter of the year 2004.

     We may seek additional financing through collaborative arrangements or through public or private equity or debt financings. Additional financing may not be available to us on acceptable terms or at all. If we raise additional funds by issuing equity securities, dilution to the interests of existing stockholders may result. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves.

     Our different approach to disease treatment may not prove successful. Our products under development are based on an approach to disease therapy and prevention which has not yet been approved. Our approach may ultimately prove to be unsuccessful since:

     o    we may not successfully complete our product development efforts;

     o    our products may not be proven to be safe and effective;

     o we may not receive approval from the U.S. Food and Drug Administration or FDA, or any other applicable regulatory agencies; or

     o medical centers, hospitals, physicians or patients may not accept our products as readily as current drug therapies or other forms of treatment.

     Undesirable and unintended side effects or unfavorable publicity concerning any of our products or other products incorporating a similar approach could limit or curtail commercial use of our products and could have an adverse effect on our ability to obtain regulatory approvals and to achieve physician and patient acceptance.

     The development of our products is subject to extensive regulation. The research, pre-clinical development, clinical trials, manufacturing and marketing of our products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Clinical trials and manufacturing and marketing of products undergo rigorous testing and approval processes by the FDA and equivalent foreign regulatory authorities, including the Medicines Control Agency, or MCA, in the United Kingdom. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA approval is uncertain, and typically takes a number of years, depending on the type, complexity and novelty of the product. Since certain of our products involve the application of new technologies and are based on a new therapeutic approach, regulatory approvals may be obtained more slowly than for products produced using more conventional technologies. Additionally, we may encounter delays or disapprovals based upon additional government regulation resulting from future legislation or administrative action or changes in FDA or equivalent foreign regulatory policy made during the period of product development and regulatory review.

     We may apply for approval from MCA or other European Union regulatory agencies to commercialize our potential immunogen to treat one or more of the gastrointestinal system cancers and ulcerations previously described, prior to applying for similar FDA approval. Even if we obtain approval from the MCA or other foreign regulatory agencies, FDA approval would still be required prior to marketing such a product in the United States. Although we have filed an Investigational New Drug application, or IND (a type of submission used to ultimately obtain FDA approval to market a new drug), with the FDA and the FDA has permitted us to proceed with clinical trials in the United States for pancreatic cancer, gastric cancer and prostate cancer, the clinical trials will seek safety data as well as efficacy data and will require substantial time and significant funding. Furthermore, we, the FDA, the MCA or other foreign regulatory agencies may suspend clinical trials at any time if it is determined that the participants in such trials are being exposed to unacceptable health risks. Approval for any products we develop may not be granted by applicable regulatory agencies on a timely basis, if at all, or if granted the approval may not cover all the clinical indications for which we are seeking approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining, or failure to obtain, necessary approvals would adversely affect our ability to generate product revenue. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, the marketing and manufacturing of drugs and biological products are subject to continuing FDA review, and later discovery of previously unknown problems with a product, its manufacture or its marketing may result in the FDA requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market.

     The industry in which we operate is characterized by rapid technological change and intense competition. The treatment of diseases such as those to which our products are directed is subject to rapid, unpredictable and significant change. Our products under development seek to address certain cancers and diseases currently addressed, to some extent, by existing or evolving products and technologies of other biotechnology and pharmaceutical companies. Competition from other biotechnology companies, large pharmaceutical companies and universities and other research institutions is intense and is expected to increase. Many of these companies and institutions have substantially greater resources, research and development staffs and facilities than we do and have substantially greater experience in obtaining regulatory approval, and in manufacturing and marketing pharmaceutical products. In addition, other technologies may in the future be the basis of competitive products. Our competitors may succeed in developing technologies and products that are more effective than those we are developing or that would render our technology and products obsolete or noncompetitive.

     Our ability to enforce our patents and proprietary rights is uncertain. Our success will depend in large part on our ability to obtain patents, both in the United States and in other countries, maintain our unpatented trade secrets and operate without infringing on the proprietary rights of others. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth, validity and enforceability of claims allowed in patents we have obtained cannot be predicted.

     As of March 31, 2003 we held 31 issued patents and have pending patent applications and patent applications in preparation. Our pending applications or patent applications in preparation may or may not be issued as patents in the future. Additionally, our existing patents, patents pending and patents that we may subsequently obtain will not necessarily preclude competitors from developing products that compete with products we have developed and thus would substantially lessen the value of our proprietary rights. We intend to file additional patent applications, when appropriate, relating to our technologies, improvements to our technologies and specific products we may develop. If any of our patents are challenged, invalidated, circumvented or held to be unenforceable, we could lose the protection of rights we believe to be valuable, and our business could be materially and adversely affected.

     Our commercial success also will depend, in part, on our not infringing patents issued to others. We may be required to obtain licenses to patents, patent applications or other proprietary rights of others. If we do not obtain such licenses, we could encounter delays in product introductions while we attempt to design around such patents, or the development, manufacture or sale of products requiring such licenses could be precluded. Our products may ultimately be found to infringe on the patents or proprietary rights of others. We could incur substantial costs, including diversion of management time, in defending ourselves in litigation brought against us on such patents or in litigation in which we assert our patents against another party, or in litigation brought by another party asserting its patents against us. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial financial costs to us and diversion of management attention, even if the eventual outcome is favorable to us. We believe there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

     We also rely on trade secrets to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. We protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants and certain contractors. These agreements may not ultimately provide us with adequate protection.

     We depend on key personnel. We depend upon the services of our senior management, none of whom is subject to an employment agreement with us. We have not insured against the loss, due to death or disability, of any key personnel. The loss of the services of any key personnel could have a material adverse effect on us. Because of the specialized nature of our business, our success also depends upon our ability to attract and retain highly qualified scientists and other technical personnel. We face intense competition for such persons and we may not be able to attract or retain such individuals.

     We may be exposed to product liability claims and uninsured risk. The use of any of our products, whether for commercial applications or during pre-clinical or clinical trials, exposes us to an inherent risk of product liability claims if such products cause injury or result in adverse effects. Such liability might result from claims made directly by health care institutions, contract laboratories or others selling or using such products. We currently maintain product liability coverage against risks associated with testing our potential products in clinical trials. Insurance coverage for product liability, however, is becoming increasingly expensive and difficult to obtain. Insurance coverage may not be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect us against such liability. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire could have a material adverse effect on our business, financial condition and future prospects.

     Our business involves the use of hazardous materials that could expose us to environmental liability. Our research and development activities involve the controlled use of hazardous materials, chemicals, cultures and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulations could materially adversely affect our business, financial condition and results of operations.

     We depend on others for manufacturing and marketing. We have no manufacturing facilities for commercial production of our products under development and have no experience in marketing, sales or distribution. We intend to continue establishing arrangements with and relying on third parties, including large pharmaceutical companies, to manufacture, market, sell and distribute any product we develop. Although we believe that parties to any future arrangements will have an economic incentive to perform successfully their contractual responsibilities, the amount and timing of resources to be dedicated to these activities will not be within our control. Such parties may not perform their obligations as expected, we may not derive any revenues from such arrangements and our reliance on others for manufacturing products may result in unforeseen problems with product supply. Should we encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute any product we develop, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that we may use must adhere to current good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, any FDA pre-market approval of our potential products would be adversely affected. Additionally, these manufacturers are subject to continual review and periodic inspections by the FDA and discovery of previously unknown problems with a manufacturer or facility may result in FDA restrictions which could adversely affect the manufacture and marketing of our products.

     We depend on one of our strategic collaborators to supply one of our key materials. Diphtheria Toxoid (DT) is a key material used in the development and manufacture of several of our therapeutic vaccines. We do not currently manufacture DT and large quantities of DT suitable for human use are not readily obtainable in the open market. We currently have a supply agreement with Aventis Pasteur, one of the few manufacturers of DT in the world, for this material. If the supply of DT from Aventis Pasteur is disrupted for any reason, we may be unable to obtain sufficient quantities of DT on a timely and cost-effective basis, if at all. This could result in increased costs, delayed development or ultimately unsuccessful clinical trials which could materially and adversely affect our ability to commercialize our products.

     Future healthcare reforms may adversely affect our financial results. The levels of revenues and profitability of biotechnology and pharmaceutical companies, including us, may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to control health care costs. It is uncertain what legislative proposals, if any, will be adopted or what actions federal, state or third-party payors may take in response to any health care reform proposals or legislation. Further, to the extent that such proposals or reforms have an adverse effect on our business, financial condition and profitability or that of other biotechnology or pharmaceutical companies that are prospective corporate partners for certain of our products, our ability to commercialize our products may be affected adversely.

     Our success depends on third party reimbursement. Successful commercialization of our products will depend in part on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and other organizations. Third-party payors are increasingly challenging the pricing of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Any product that we succeed in bringing to market may not be eligible for reimbursement at a level which is sufficient to enable us to achieve market acceptance of our products or to maintain appropriate pricing. Without such reimbursement, the market for our products may be limited. Significant reductions in insurance coverage also may have an adverse effect on our future operations.

     The price of our common stock may be volatile. The market price of our common stock, like that of securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements regarding

     o    scientific discoveries,

     o    strategic partnerships or arrangements,

     o    technological innovations,

     o    litigation and governmental inquiries,

     o    commercial products,

     o    patents or proprietary rights,

     o    the progress of clinical trials,

     o    government regulation,

     o public concern as to the safety of drugs and reliability of our testing processes,

     o    general market conditions,

     o    fluctuations in financial performance from period to period,

     o    termination of strategic alliances,

     o    new financings, and

     o    ability to maintain Nasdaq listing requirements

may have a significant impact on the market price of our common stock.

     The exercise of outstanding warrants, the conversion of our convertible notes and other rights to obtain additional shares could dilute the value of the shares; sales of substantial amounts of our shares of common stock could cause the price to go down. As of April 11, 2003, we had approximately 3,364,940 outstanding warrants to purchase shares of our common stock expiring at various dates through October 1, 2021, with exercise prices ranging from $1.91 to $18.25 per common stock. The convertible note issued to Aventis Pharmaceuticals, Inc. on December 19, 2002 enables Aventis Pharmaceuticals, Inc. to convert such note into shares of our common stock based upon a price substantially equivalent to the market price of our common stock at the time of conversion. Based upon the market price of the shares of our common stock on April 11, 2003, the convertible note was convertible into approximately 1,162,791 shares of our common stock. In addition, subject to shareholder approval, the holders of the convertible notes and warrants issued on March 31, 2003 will be able to convert such notes into approximately 6,000,000 shares of common stock and exercise such warrants to purchase up to 1,080,000 shares of common stock, subject to certain adjustments described below and customary anti-dilution protection. The exercise of these warrants and the conversion of these notes could result in dilution in the value of the shares of our common stock outstanding and the voting power represented thereby.

     Subject to shareholder approval, the notes and warrants issued on March 31, 2003 contain adjustment provisions which may cause subsequent issuances of our common stock or securities convertible into our common stock issued below certain price levels to result in the issuance of a significant number of additional shares upon the conversion of the notes and exercise of the warrants. Under the provisions of the notes, if on or prior to March 31, 2006, we issue or sell any shares of our common stock or securities convertible into shares of our common stock for a consideration per share less than the conversion price of the notes in effect immediately prior to such issuance or sale (a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the conversion price of the notes will be reduced to an amount equal to such lower consideration for which our shares of common stock were issued. If any Dilutive Issuance occurs after March 31, 2004 and prior to March 31, 2006, then the conversion price will not be adjusted below a price equal to 80% of the conversion price in effect immediately before the Dilutive Issuance. If any Dilutive Issuance occurs on or after March 31, 2006 and prior to March 31, 2008, then immediately after such issuance, the conversion price will be reduced to an amount equal to the product of (x) the conversion price in effect immediately prior to the Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the conversion price then in effect immediately before the Dilutive Issuance and the number of shares of Common Stock outstanding immediately prior to such issuance and (II) the consideration, if any, received by the Company upon the Dilutive Issuance, divided by (2) the product of (I) the conversion price then in effect immediately before the Dilutive Issuance multiplied by (II) the number of shares of Common Stock outstanding immediately after the Dilutive Issuance. Substantially similar anti-dilution provisions are applicable to the warrants.

     The foregoing does not apply to common stock issued or issuable by us (i) in connection with any employee benefit plan which has been approved by our board of directors, pursuant to which our securities may be issued to any employee, officer or director for services provided to us, (ii) upon conversion of the notes or upon exercise of the warrants described in the foregoing paragraph, (iii) in connection with the payment of any interest on the notes described in the foregoing paragraph in the form of shares of common stock, (iv) in connection with a strategic partnership or joint venture in which there is a significant commercial relationship between us and a third party, the primary purpose of which is not to raise capital in an amount not to exceed, in the aggregate, gross proceeds of $20,000,000 or an aggregate of 10,000,000 shares of our common stock, (v) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds in excess of $45,000,000 (other than an "at-the-market offering" as defined in Rule 415(a)(4) under the Securities Act and "equity lines") and (vi) upon conversion of any options or convertible securities which are outstanding under any of our stock option plans on the day immediately preceding March 31, 2003, provided that the terms of such options or convertible securities are not amended, modified or changed on or after March 31, 2003. We may issue additional capital stock, warrants and/or options to raise capital in the future which could result in additional dilution. Additionally, to attract and retain key personnel, we may issue additional securities, including stock options.

     No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate. Public or private sales of substantial amounts of shares of our common stock by persons or entities that have exercised options and/or warrants could adversely affect the prevailing market price of the shares of our common stock.

     The securities purchase agreement relating to the $15 million senior convertible notes imposes operating restrictions on us, which may prevent us from taking some corporate actions. The securities purchase agreement relating to the senior convertible notes imposes operating restrictions on us. These restrictions will, among other things, limit our ability to:

     o    on  or  before   March  31,  2006,   incur  or  guarantee   additional
          indebtedness;

     o redeem, pay cash dividends or make other distributions on our common stock; and

     o    create liens.

     In addition, for a period of 18 months following the issuance by us of an additional $5,000,000 principal amount of notes to a holder of the senior convertible notes and warrants issued by us on March 31, 2003 or, if no such additional notes are issued, then from May 31, 2003, we are restricted from issuing, selling or exchanging, (A) any shares of our common stock, (B) any of our other equity securities, including without limitation shares of preferred stock, (C) any of our debt securities (other than debt with no equity feature), including without limitation any debt security which by its terms is convertible into or exchangeable for any of our equity securities, (D) any of our securities that are a combination of debt and equity, or (E) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security, unless in each case we shall have first offered to sell such securities to the holders of the March 2003 senior convertible notes on the same terms.

     We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities or limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. A breach of any of these covenants could result in a default in respect of such convertible notes. If a default occurs, the investors could elect to declare all amounts, together with accrued interest, to be immediately due and payable, at a price equal to 110% of such amount due.

     If we cannot operate as a going concern, our stock price will decline and you could lose your entire investment. We have incurred recurring operating losses since inception and had a negative working capital at December 31, 2002 of approximately $5.4 million. Our independent auditors added a paragraph to their opinion on the consolidated financial statements for the year ending December 31, 2002 with respect to our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the financings completed subsequent to December 31, 2002. Management believes that the receipt and the application of proceeds from these financings, including the $15 million financing completed on March 31, 2003, the second $5 million tranche we expect to complete and our plan to reduce spending to less than $16 million during the next 12 months will allow us to operate into the first quarter of 2004, without any additional funds.

     If we are unable to reduce spending and/or our operating expenses increase, we may need additional funds to operate our business. In the event we are unable to secure additional funding, in order to preserve cash, we would be required to further reduce expenditures, effect further reductions in our corporate infrastructure, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs, any of which could have a material adverse effect on our ability to continue our current level of operations. Even if we obtain additional working capital in the near future, to the extent that operating expenses increase or we need additional funds to develop new technologies, the need for additional funding may be accelerated and there can be no assurance that such additional funding can be obtained on terms acceptable to us, if at all. If we are not able to generate sufficient capital through additional financing to fund our current operations, we may not be able to continue as a going concern. If we are unable to continue as a going concern, we may be forced to significantly reduce or cease our current operations. This could significantly reduce the value of our securities, which could result in our delisting from Nasdaq and cause investment losses for our stockholders.

     We may not be able to maintain the Nasdaq listing requirements. On October 15, 2002 and on November 1, 2002, we received notices from the staff of the Nasdaq National Market that our common stock had failed to maintain certain minimum requirements for continued listing on the Nasdaq National Market and both of the notices suggested that we may want to consider applying to transfer our securities to the Nasdaq Smallcap Market. We were subsequently advised by Nasdaq that we had regained compliance with certain minimum requirements for continued listing on the Nasdaq National Market and that our common stock would continue to be listed on the Nasdaq National Market, pending future review.

Because our share price is below $3 per share, we are currently not in compliance with the continued listing requirements of the Nasdaq National Market and as a result our common stock may be delisted. In the event that our common stock is delisted from the Nasdaq National Market, we would apply to list our common shares on the Nasdaq Smallcap Market. Even if we had to move our securities from the Nasdaq National Market, we believe that we satisfy all the criteria for listing our common stock on the Nasdaq Smallcap Market which, among others, requires that our share price not fall below $1.00. There is no assurance, however, that our application for trading our common stock on the Nasdaq Smallcap Market would be accepted or, if accepted, that we would be able to maintain eligibility for continued listing on the Nasdaq Smallcap Market. If our common stock were to be delisted from the Nasdaq National Market and not accepted for listing on the Nasdaq Smallcap Market, it could adversely affect our ability to raise funds through stock and debt issuances.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus may contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

     These statements include, but are not limited to:

     o expectations as to the adequacy of our cash balances, cash flow from operations and the proceeds of securities issuances to support our operations for specified periods of time and as to the nature and level of cash expenditures;

     o expectations as to the receipt and timing of regulatory clearance and approvals;

     o expectations as to the development of our products, including our clinical research program;

     o statements as to anticipated reimbursement from third-party healthcare payors for our products;

     o    expectations as to the maintenance of the Nasdaq listing requirements;
          and

     o    expectations as to our ability to continue as a going concern.

     The forward-looking statements included or incorporated by reference in these documents are based on the beliefs of our management as well as assumptions made by us and information available to us on the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

     In addition, statements that use the terms "believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. In evaluating our business, you should consider carefully the factors set forth above under the heading "Risk Factors" in addition to the other information set forth in this prospectus and incorporated by reference in this prospectus.

                                 USE OF PROCEEDS


     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder, if it chooses to sell some of the shares of our common stock.

                             THE SELLING STOCKHOLDER

     On February 24, 2003, we entered into a Securities Purchase Agreement with the selling stockholder and sold 500,000 shares of registered common stock from our shelf Registration Statement on Form S-3 at $2.96 per share (the average of the closing bid prices of the common stock for the five days preceding pricing) for gross proceeds of $1,480,000. Concurrently, we sold the selling stockholder 150,000 unregistered warrants at $0.125 per warrant for gross proceeds of $18,750. We issued all of the warrants under an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The warrants were issued on February 24, 2003. The warrants are exercisable from the date of issuance until February 24, 2008. The holders of the warrants, upon exercise, may purchase a share of our common stock at a price of $2.96 per share. All of the shares of common stock to be issued upon the exercise of the warrants issued to the investors are restricted securities until we register them under this prospectus.

     The following table sets forth information known to us with respect to beneficial ownership of our common stock as of April 11, 2003 by the selling stockholder. The number of shares in the column "Shares Which May Be Offered" represents all of the shares that the selling stockholder may offer under this prospectus. The following table assumes that the selling stockholder sells all of the shares registered for sale under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

     Except as described in this prospectus, the selling stockholder has not had a material relationship with us or any of our affiliates within the past three years.

     In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares of our common stock subject to options, warrants or other derivative securities held by that person that are currently exercisable or exercisable within 60 days after April 14, 2003. To our knowledge, the person named in the table below has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by it. The percentage of shares owned in the following table are based on 24,851,639 shares of our common stock outstanding, giving effect to the sale of 150,000 shares to the selling stockholder upon the exercise of the unregistered warrants.

     The following table sets forth the number of shares of our common stock owned by the selling stockholder as of the date of this prospectus.

Selling Stockholder     Common stock           Common stock      Percentage of
                        beneficially owned     which may be      Common stock
                        prior to the           offered           held after sale
                        Offering                                 Common stock

Mainfield Enterprises   4,881                  150,000           0.62%
Inc.

Registration Rights of the Selling Stockholder

     Pursuant to a Registration Rights Agreement, dated as of February 24, 2003, between us and the selling stockholder, we have agreed to maintain the effectiveness of the Registration Statement of which this prospectus forms a part until the earliest to occur of (i) the date that is two years after the effective date of the Registration Statement of which this prospectus forms a part; (ii) such time as all of the shares of our common stock have been sold by the selling stockholder; and (iii) such time as the shares of our common stock are eligible for resale pursuant to Rule 144 under the Securities Act.

                              PLAN OF DISTRIBUTION

     The selling stockholder and any of its pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

-    short sales;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-    a combination of any such methods of sale; and

-    any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholder may from time to time pledge or grant a security interest in some or all of the common stock or warrant owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters with respect to the securities offered pursuant to this Registration Statement will be passed upon by White & Case LLP, New York, New York.

                                     EXPERTS

     The financial statements of Aphton Corporation appearing in Aphton Corporation's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and therefore we file reports, proxy statements and other information with the SEC. You may read and copy these reports and other information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at
1-800-SEC-0330 for further information on the public reference rooms. In addition, the SEC maintains a home page on the Internet (http://www.sec.gov) that contains certain reports and other information filed by us.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     This prospectus incorporates by reference the documents listed below.

     o Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2002 filed on March 31, 2003;
     o Current Reports on Form 8-K filed on February 6, 2003 and February 21, 2003; two current reports on Form 8-K filed on February 24, 2003; current report on Form 8-K filed on March 6, 2003; two current reports on Form 8-K filed on March 31, 2003; and two current reports on Form 8-K filed on April 1, 2003; and
     o The description of our common stock contained in our Registration Statement on Form 8-A, filed on January 30, 1998.

     We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the entire time all of the shares of our common stock offered by this prospectus are sold. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     We undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, at no cost, by writing or telephoning us. Any requests should be directed to:

                               Aphton Corporation
                        80 S.W. Eighth Street, Suite 2160
                              Miami, Florida 33130
                               Tel: (305) 374-7338

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

         SEC registration fee.................................$      31.31
         Legal fees and expenses..............................$  40,000.00
         Accounting fees and expenses.........................$  10,000.00
         Miscellaneous........................................$     967.69
                                                               --------------
         Total................................................$  51,000.00
                                                               ==============

* All amounts are estimated.

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company to indemnify any person who is or was a director, officer, employee and agent, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise (each an "Insider") against liability for each such Insider's acts taken in his or her capacity as an Insider in a civil action, suit or proceeding if such actions were taken in good faith and in a manner which the Insider reasonably believed to be in or not opposed to the best interests of the Company, and in a criminal action, suit or proceeding, if the Insider had no reasonable cause to believe his or her conduct was unlawful, including under certain circumstances, suits by or in the right of the Company for any expenses, including attorneys' fees, judgments, fines and amounts paid in settlements and for any liabilities which the Insider may have incurred in consequence of such action, suit or proceeding under conditions stated in said
Section 145. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL; provided, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions.

     As permitted by Section 102(b)(7) of the DGCL, Article NINTH of the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation permits the Company to secure insurance on behalf of any director, officer, employee or agent of the Company or another Company, partnership, joint venture, trust or other enterprise for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify such person against such liability under the DGCL.

Item 16. Exhibits.

       Exhibit No.                       Description

           4.1 Warrant to purchase Common Stock, dated February 24, 2003, issued by Aphton Corporation to Mainfield Enterprises Inc. (incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 2002, filed on March 31, 2003).

           5.1           Opinion of White & Case LLP.

          23.1 Consent of independent certified public accountants, Ernst & Young LLP.

          23.2 Consent of White & Case LLP (included in their opinion filed as Exhibit 5.1 hereto).

          24.1 Power of Attorney (included on signature pages of this Registration Statement).

----------------

Item 17. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the
     Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 14th day of April, 2003.

                                      APHTON CORPORATION

                                      By:/S/ PHILIP C. GEVAS
                                         ---------------------------------------
                                         Philip C. Gevas
                                         Chairman, President and Chief Executive
                                         Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Philip C. Gevas and Frederick W. Jacobs as his true and lawful attorneys-in-fact, each acting alone, with full power of substitution and resubstitution, for such person and in his name, place and stead in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                  Title                               Date
                ---------                                  -----                               ----

                                           Chairman, President and Chief                  April 14, 2003
/S/  PHILIP C. GEVAS                       Executive Officer
--------------------------------------
Philip C. Gevas

/S/  WILLIAM A. HASLER                     Vice Chairman of the Board, Director           April 14, 2003
--------------------------------------     and Co-Chief Executive Officer
William A. Hasler

/S/  NICHOLAS JOHN STATHIS                 Director                                       April 14, 2003
--------------------------------------
Nicholas John Stathis

/S/  GEORGES HIBON                         Director                                       April 14, 2003
--------------------------------------
Georges Hibon

/S/  FREDERICK W. JACOBS                   Vice President, Chief Financial                April 14, 2003
--------------------------------------     Officer,Treasurer and Chief
Frederick W. Jacobs                        Accounting Officer
